EXHIBIT 21.1


                   SUBSIDIARIES OF PEOPLE'S LIBERATION, INC.

People's  Liberation,   Inc.  has  two  wholly  owned  subsidiaries:   Versatile
Entertainment, Inc., a California corporation, and Bella Rose, LLC, a California limited liability company.

Bella Rose, LLC owns a 50% membership interest in each of William Rast Sourcing, LLC, a California limited liability company, and William Rast Licensing, LLC, a California limited liability company. Bella Rose, LLC has operational control of each of William Rast Sourcing, LLC and William Rast Licensing, LLC, as discussed elsewhere in this current report on Form 10-KSB.